Exhibit 99.1

Abraxas Closes a $12 Million Private Placement to Accelerate Development of Recent West Texas Acquisition

SAN ANTONIO--(BUSINESS WIRE)--July 21, 2005--Abraxas Petroleum Corporation (AMEX:ABP) today announced it closed a $12 million private placement through the issuance of 4.0 million shares of common stock to institutional investors at a price of $3.00 per share, a 6% discount to the prior 15-day trading average.


Net proceeds of approximately $11.3 million will be used for development drilling in Texas and Wyoming, and for working capital and general corporate purposes. The shares issued represent approximately 9% of the pro forma fully diluted shares outstanding.


"This private placement provides additional funding for our 2005 capital expenditure program, including the accelerated development of the Wolfcamp sands in the Oates SW Field area of West Texas," commented Bob Watson, Abraxas' President and CEO.


Energy Capital Solutions, LP acted as financial advisor in the transaction.


Abraxas Petroleum Corporation is a San Antonio-based crude oil and natural gas exploitation and production company with operations in Texas and Wyoming.


Safe Harbor for forward-looking statements: Statements in this release looking forward in time involve known and unknown risks and uncertainties, which may cause Abraxas' actual results in future periods to be materially different from any future performance suggested in this release. Such factors may include, but may not be necessarily limited to, changes in the prices received by Abraxas for crude oil and natural gas. In addition, Abraxas' future crude oil and natural gas production is highly dependent upon Abraxas' level of success in acquiring or finding additional reserves. Further, Abraxas operates in an industry sector where the value of securities is highly volatile and may be influenced by economic and other factors beyond Abraxas' control. In the context of forward-looking information provided for in this release, reference is made to the discussion of risk factors detailed in Abraxas' filing with the Securities and Exchange Commission during the past 12 months.


These securities have not been registered under the Securities Act of 1933, as amended, or state securities laws and may not be offered or sold in the United States absent registration with the SEC or an applicable exemption from the registration requirements. Abraxas has agreed to file a registration statement with respect to the resale of the shares. This news release is not an offer to sell or the solicitation of an offer to buy the securities discussed herein.


    CONTACT: Abraxas Petroleum Corporation, San Antonio
             Barbara M. Stuckey, 210-757-9835 or 210-490-4788 (main)
             bstuckey@abraxaspetroleum.com
             www.abraxaspetroleum.com

    SOURCE: Abraxas Petroleum Corporation